Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: Shane_OConnor@UniFirst.com

March 28, 2018
CONTACT: Shane O’Connor, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2018, $146.0 MILLION SHARE REPURCHASE AND QUARTERLY DIVIDEND INCREASE

Wilmington, MA (March 28, 2018) -- UniFirst Corporation (NYSE: UNF) today announced results for its second quarter which ended February 24, 2018. Revenues for the quarter were $419.3 million, up 7.1% from $391.4 million in the comparable prior year period. Income before income taxes for the quarter increased to $43.6 million from $37.4 million in the prior year period, or 16.6%.

Net income in the quarter was $58.4 million ($2.85 per diluted share), compared to net income of $22.5 million ($1.10 per diluted share) in the second quarter of fiscal 2017. The Company’s net income in the second quarter of 2018 was positively impacted by the U.S. Tax Cuts and Jobs Act (the “Tax Reform”) enacted on December 22, 2017, which resulted in a benefit to the Company’s provision for income taxes of $30.1 million. This benefit was largely due to a one-time revaluation of the Company’s U.S. net deferred tax liabilities. Excluding the impact of the Tax Reform, the Company’s net income for the quarter would have been $28.3 million ($1.38 per diluted share), an increase of 25.5% over the prior year period. See table for reconciliation to adjusted results.

Net income excluding the impact of the Tax Reform benefited from $1.5 million of excess tax benefits from share-based payments associated with the adoption of Accounting Standards Update 2016-09 ("ASU 2016-09"), Improvements to Employee Share-Based Payment Accounting in the first quarter of fiscal 2018.

Steve Sintros, UniFirst President and Chief Executive Officer said, “I am pleased with the results of the quarter and the first half of the year.  I want to take this opportunity to thank our thousands of Team Partners across North America and Europe for their combined efforts in helping us achieve these results while continuing their primary focus of providing high quality products and services to our customers.”

Core Laundry revenues in the quarter were $379.0 million, up 5.7% from the second quarter of the prior year. Organic revenue growth, which adjusts for the estimated effect of acquisitions as well as fluctuations in the Canadian dollar, was 5.0%. Core Laundry operating income was $38.1 million during the quarter, a 15.2% increase over the prior year period. The Core Laundry operating margin increased to 10.0% in the quarter, up from 9.2% for the same period a year ago. This margin expansion was primarily the result of lower merchandise costs and other production-related costs as a percentage of revenues as well as lower stock-based compensation expense compared to the second quarter a year ago. These favorable comparisons were partially offset by higher healthcare claims and administrative payroll costs as a percentage of revenues compared to the prior year.

Revenues from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $27.0 million in the quarter, an increase of 24.0% compared to the same period a year ago. Operating income was $2.8 million compared to $2.1 million in last year’s second quarter. The year over year improvement was primarily due to increased outages and project-based activity at the segment’s Canadian and European nuclear customers, as well as solid growth from the cleanroom division. This segment’s results can vary significantly due to seasonality and the timing of reactor outages and projects.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. At the end of the Company's second quarter of fiscal 2018, cash, cash equivalents and short-term investments totaled $387.7 million, an increase of $37.9 million since the end of fiscal 2017.

$146.0 Million Share Repurchase and Quarterly Dividend Increase

UniFirst also announced today that it repurchased 1.105 million shares of Class B Common Stock and 0.073 million shares of Common Stock for a combined $146.0 million in a private transaction with the Croatti family at a per share price of $124.00. In addition, UniFirst announced that it will be raising its quarterly dividend to $0.1125 per share for Common Stock and to $0.09 per share for Class B Common Stock, up from $0.0375 and $0.03 per share, respectively.  Both of these decisions were reviewed and approved as part of the Board of Directors’ ongoing evaluation of UniFirst’s capital allocation strategy.

Mr. Sintros stated, “The Board of Directors determined that these actions would be beneficial to UniFirst and would not limit our ability to continue making the necessary investments that will allow us to grow and better service our customers which continue to be our top priorities. These actions also reflect the ongoing evaluation of opportunities that will provide value to our shareholders.”

This opportunity to repurchase shares from the Croatti family was evaluated by an independent special committee of the Board of Directors (the “Special Committee”). The sale of shares by the Croatti family was executed to provide liquidity as well as for estate and family financial planning following the passing of former UniFirst Chief Executive Officer, Ronald D. Croatti. The Special Committee determined that a repurchase of Croatti family Class B Common Stock at a discount to market was in the best interests of the Company as it is accretive to earnings per share and addresses uncertainties that may have been created if the Croatti family had pursued other liquidity options.

The Special Committee undertook its evaluation with the assistance of Stifel Financial Corp. (“Stifel”) and received an opinion from Stifel to the effect that, as of March 27, 2018, the $124.00 per share in cash to be paid was fair to the Company, from a financial point of view.  The entire Board of Directors other than Cynthia Croatti, who is affiliated with the selling shareholders and therefore abstained, approved the transaction upon the recommendation of the Special Committee.

Mr. Sintros continued, “The willingness of the Company to deploy its available capital, together with the Croatti family’s desire for liquidity, aligned to create this opportunity to repurchase the Company’s stock at a price substantially discounted from market levels. Based on the Croatti family’s continued investment and involvement in UniFirst, they were highly motivated in ensuring that this was a positive transaction for the Company.”

Outlook

The Company now expects that its fiscal 2018 revenues will be between $1.660 billion and $1.670 billion, which includes the benefit of a small acquisition the Company completed in the Memphis, TN market in the second quarter of fiscal 2018 that is anticipated to contribute approximately $5.0 million in additional revenue to fiscal 2018. In addition, this top-line outlook includes an increase of approximately $7.0 million related to our Specialty Garments business compared to our previously communicated guidance, due to the segment's strong second quarter performance as well as its revised forecast for the remainder of the year.

Full year diluted earnings per share is now expected to be between $7.45 and $7.65. The revised diluted earnings per share guidance includes the impact of the Tax Reform as well as the $146.0 million share repurchase, which is anticipated to result in an estimated $0.15 increase to our 2018 earnings per share. This outlook assumes an effective tax rate for the second half of fiscal 2018 of 27.5% and does not include any further tax benefits related to the adoption of ASU 2016-09.

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 250 service locations, over 300,000 customer locations, and 14,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our new Chief Executive Officer, our ability to efficiently design, construct, and implement a new customer relationship management (“CRM”) computer system, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the impact of the recently passed U.S. tax reform on our business, results of operations and financial condition, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 26, 2017 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended February 24, 2018	Thirteen weeks ended February 25, 2017	Twenty-six weeks ended February 24, 2018	Twenty-six weeks ended February 25, 2017

Revenues	$419,264	$391,427	$835,042	$777,535

Operating expenses:
Cost of revenues (1)	265,400	249,280	519,050	488,045
Selling and administrative expenses (1)	88,648	84,861	176,158	164,307
Depreciation and amortization	23,264	21,140	45,971	43,280
Total operating expenses	377,312	355,281	741,179	695,632

Operating income	41,952	36,146	93,863	81,903

Other (income) expense:
Interest income, net	(1,430)	(1,120)	(2,706)	(1,921)
Other (income) expense, net	(186)	(108)	(32)	386
Total other income, net	(1,616)	(1,228)	(2,738)	(1,535)

Income before income taxes	43,568	37,374	96,601	83,438
(Benefit) provision for income taxes	(14,810)	14,858	4,017	32,708

Net income	$58,378	$22,516	$92,584	$50,730

Income per share – Basic:
Common Stock	$3.02	$1.17	$4.79	$2.63
Class B Common Stock	$2.42	$0.93	$3.83	$2.10

Income per share – Diluted:
Common Stock	$2.85	$1.10	$4.53	$2.49

Income allocated to – Basic:
Common Stock	$46,744	$17,836	$74,126	$40,178
Class B Common Stock	$11,634	$4,518	$18,458	$10,184

Income allocated to – Diluted:
Common Stock	$58,378	$22,362	$92,584	$50,381

Weighted average number of shares outstanding – Basic:
Common Stock	15,481	15,305	15,471	15,295
Class B Common Stock	4,816	4,846	4,816	4,846

Weighted average number of shares outstanding – Diluted:
Common Stock	20,463	20,263	20,434	20,250

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	February 24, 2018	August 26, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$387,691	$349,752
Receivables, net	195,283	187,174
Inventories	84,509	79,068
Rental merchandise in service	152,669	151,340
Prepaid taxes	9,407	29,968
Prepaid expenses and other current assets	24,945	16,924

Total current assets	854,504	814,226

Property, plant and equipment, net	543,342	525,115
Goodwill	389,465	376,110
Customer contracts and other intangible assets, net	72,437	71,744
Deferred income taxes	418	394
Other assets	30,568	31,539

	$1,890,734	$1,819,128

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$58,747	$64,691
Accrued liabilities	116,737	112,236
Accrued taxes	—	921

Total current liabilities	175,484	177,848

Long-term liabilities:
Accrued liabilities	107,208	106,736
Accrued and deferred income taxes	63,641	81,352

Total long-term liabilities	170,849	188,088

Shareholders’ equity:
Common Stock	1,549	1,545
Class B Common Stock	482	482
Capital surplus	87,740	86,245
Retained earnings	1,478,030	1,386,438
Accumulated other comprehensive loss	(23,400)	(21,518)

Total shareholders’ equity	1,544,401	1,453,192

	$1,890,734	$1,819,128

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended February 24, 2018	Thirteen weeks ended February 25, 2017	Dollar Change	Percent Change

Core Laundry Operations	$378,955	$358,386	$20,569	5.7%
Specialty Garments	27,009	21,787	5,222	24.0%
First Aid	13,300	11,254	2,046	18.2%
Consolidated total	$419,264	$391,427	$27,837	7.1%

(In thousands, except percentages)	Twenty-six weeks ended February 24, 2018	Twenty-six weeks ended February 25, 2017	Dollar Change	Percent Change

Core Laundry Operations	$752,751	$710,229	$42,522	6.0%
Specialty Garments	55,436	44,143	11,293	25.6%
First Aid	26,855	23,163	3,692	15.9%
Consolidated total	$835,042	$777,535	$57,507	7.4%

Operating Income

(In thousands, except percentages)	Thirteen weeks ended February 24, 2018	Thirteen weeks ended February 25, 2017	Dollar Change	Percent Change

Core Laundry Operations	$38,084	$33,059	$5,025	15.2%
Specialty Garments	2,800	2,095	705	33.6%
First Aid	1,068	992	76	7.7%
Consolidated total	$41,952	$36,146	$5,806	16.1%

(In thousands, except percentages)	Twenty-six weeks ended February 24, 2018	Twenty-six weeks ended February 25, 2017	Dollar Change	Percent Change

Core Laundry Operations	$84,442	$76,732	$7,710	10.0%
Specialty Garments	7,277	3,246	4,031	124.2%
First Aid	2,144	1,925	219	11.4%
Consolidated total	$93,863	$81,903	$11,960	14.6%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Twenty-six weeks ended February 24, 2018	Twenty-six weeks ended February 25, 2017
Cash flows from operating activities:
Net income	$92,584	$50,730
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	39,557	37,051
Amortization of intangible assets	6,414	6,229
Amortization of deferred financing costs	56	56
Gain on sale of assets	(135)	(517)
Share-based compensation	2,417	4,370
Accretion on environmental contingencies	346	300
Accretion on asset retirement obligations	470	423
Deferred income taxes	(20,613)	(1,346)
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(6,931)	(12,887)
Inventories	(5,296)	9,233
Rental merchandise in service	(69)	444
Prepaid expenses and other current assets and Other assets	(7,067)	7,471
Accounts payable	(5,395)	3,695
Accrued liabilities	39	704
Prepaid and accrued income taxes	22,535	8,793
Net cash provided by operating activities	118,912	114,749

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(21,729)	(121,414)
Capital expenditures	(56,653)	(43,011)
Proceeds from sale of assets	1,164	826
Other	(200)	123
Net cash used in investing activities	(77,418)	(163,476)

Cash flows from financing activities:
Proceeds from exercise of share-based awards, including excess tax benefits	430	2,283
Taxes withheld and paid related to net share settlement of equity awards	(2,094)	(1,546)
Payment of cash dividends	(1,447)	(1,448)
Net cash used in financing activities	(3,111)	(711)

Effect of exchange rate changes	(444)	(822)

Net increase (decrease) in cash, cash equivalents and short-term investments	37,939	(50,260)
Cash, cash equivalents and short-term investments at beginning of period	349,752	363,795

Cash, cash equivalents and short-term investments at end of period	$387,691	$313,535

UniFirst Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful supplemental information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. Supplemental reconciliations of consolidated net income and earnings per diluted share on a GAAP basis to adjusted net income and earnings per diluted share on a non-GAAP basis are presented in the following table. Investors are encouraged to review the reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided below.

(In thousands, except per share data)	Thirteen weeks ended February 24, 2018	Thirteen weeks ended February 25, 2017	Twenty-six weeks ended February 24, 2018	Twenty-six weeks ended February 25, 2017

GAAP Net income	$58,378	$22,516	$92,584	$50,730

Effect of tax reform	(30,110)	—	(30,110)	—

Non-GAAP Net income	$28,268	$22,516	$62,474	$50,730

GAAP Diluted EPS	$2.85	$1.10	$4.53	$2.49

Effect of tax reform	(1.47)	—	(1.47)	—

Non-GAAP Diluted EPS	$1.38	$1.10	$3.06	$2.49